						Exhibit 12.2
PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)
	12 Months
	Ended
	March 31,	Years Ended December 31,
	2005	2004	2003	2002	2001	2000
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations	$131,476	$126,192	$120,055	$108,948	$119,130	$194,374
Income taxes	84,543	77,176	70,939	52,836	76,915	129,407
Income taxes charged to other income - net	504	(17)	(162)	2,082	4,590	1,411
Capitalized interest	(2,993)	(2,796)	(2,272)	(1,397)	(883)	(1,264)
Total	$213,530	$200,555	$188,560	$162,469	$199,752	$323,928
Fixed charges:
Interest expense	$169,737	$171,831	$182,779	$192,829	$190,849	$184,217
Other interest	2,993	2,796	2,272	1,397	883	1,264
Portion of rentals representative of the interest factor	5,798	5,424	4,669	5,394	5,633	5,002
Total	$178,528	$180,051	$189,720	$199,620	$197,365	$190,483
Earnings available for combined fixed charges	$392,058	$380,606	$378,280	$362,089	$397,117	$514,411
Ratio of Earnings to Fixed Charges	2.20x	2.11x	1.99x	1.81x	2.01x	2.70x

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)
	12 Months
	Ended
	March 31,	Years Ended December 31,
	2005	2004	2003	2002	2001	2000
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations	$131,476	$126,192	$120,055	$108,948	$119,130	$194,374
Income taxes	84,543	77,176	70,939	52,836	76,915	129,407
Income taxes charged to other income - net	504	(17)	(162)	2,082	4,590	1,411
Subtotal	216,523	203,351	190,832	163,866	200,635	325,192
Capitalized interest	(2,993)	(2,796)	(2,272)	(1,397)	(883)	(1,264)
Total	$213,530	$200,555	$188,560	$162,469	$199,752	$323,928
Fixed charges:
Interest expense	$169,737	$171,831	$182,779	$192,829	$190,849	$184,217
Other interest	2,993	2,796	2,272	1,397	883	1,264
Portion of rentals representative of the interest factor	5,798	5,424	4,669	5,394	5,633	5,002
Total	$178,528	$180,051	$189,720	$199,620	$197,365	$190,483
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$392,058	$380,606	$378,280	$362,089	$397,117	$514,411
Dividend Requirement:
Fixed charges above	$178,528	$180,051	$189,720	$199,620	$197,365	$190,483
Preferred dividend requirements below	-	-	8,188	11,779	14,169	15,047
Total	$178,528	$180,051	$197,908	$211,399	$211,534	$205,530
Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	2.20x	2.11x	1.91x	1.71x	1.88x	2.50x

Computation of Preferred Dividend Requirements:
(a) Pre-tax income	$216,523	$203,351	$190,832	$163,866	$200,635	$325,192
(b) Income from continuing operations	$131,476	$126,192	$120,055	$108,948	$119,130	$194,374
(c) Ratio of (a) to (b)	1.6469	1.6114	1.5895	1.5041	1.6842	1.6730
(d) Preferred dividends	$-	$-	$5,151	$7,831	$8,413	$8,994
Preferred dividend requirements [(d) multiplied by (c)]	$-	$-	$8,188	$11,779	$14,169	$15,047